Exhibit 99.1

For immediate release

Endeavour Announces Accelerated Schedule for Chapter 11 Court Hearings and Resignation of
William L. Transier as President and Chief Executive Officer

Houston, TX – November 13, 2014 — Endeavour International Corporation (OTC: ENDRQ) (LSE: ENDV) today announced an accelerated timetable for its Chapter 11 proceedings. The Company anticipates scheduling the following hearing dates with the United States Bankruptcy Court for the District of Delaware:

•	A hearing to be held on December 17, 2014, for the purpose of obtaining the Bankruptcy Court’s approval of the Disclosure Statement to be filed by the Company in connection with the Company’s proposed Plan of Reorganization (the “Plan”) (each of which will be filed by the Company consistent with the terms of the Restructuring Support Agreement previously announced by the Company).

•	A hearing to be held on February 3, 2015, for the purpose of obtaining confirmation by the Bankruptcy Court of the Plan.

The Company also announced that William L. Transier requested that the Board of Directors accept his resignation as President and Chief Executive Officer of the Company, effective December 1, 2014, which request was accepted. Mr. Transier will continue as Chairman of the Board of the Company.

About Endeavour International Corporation

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of oil and natural gas in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

SOURCE: Endeavour International Corporation

For further information:

Endeavour – Investor Relations
Darcey Matthews	713-307-8711